Superior Energy Services, Inc. to List on the New York Stock Exchange

For further information contact:

Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, Director of Investor Relations, 504-362-4321

(Harvey, LA, Wednesday, May 2, 2001) Superior Energy Services, Inc. (Nasdaq: SESI) announced today that it has filed an application to list its shares of common stock on the New York Stock Exchange. The shares will continue trading on the Nasdaq National Market System until the New York Stock Exchange listing becomes effective, which is anticipated to be May 15, 2001. The company's shares will trade on the NYSE under the symbol "SPN."

"Listing on the New York Stock Exchange places Superior in the world's most prestigious market," said Terry Hall, Chairman, President and Chief Executive Officer. "By moving to the New York Stock Exchange, we believe our stock will have greater visibility, additional liquidity and we will enhance shareholder value through more efficient trade executions. Nasdaq has been very good to Superior. I wish to thank Nasdaq for its support and high quality of service."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.